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                                                                       EXHIBIT 8

                               December 20, 1995
404 815-6500


Interface, Inc.
2859 Paces Ferry Road
Suite 2000
Atlanta, Georgia  30339

Gentlemen:

     We have acted as counsel to Interface, Inc., a Georgia corporation ("the Company"), in connection with the offer by the Company to exchange (the "Exchange Offer") its 9 1/2% Senior Subordinated Notes Due 2005, Series B (the "Exchange Notes"), for all outstanding 9 1/2% Senior Subordinated Notes Due 2005, Series A (the "Outstanding Notes"). This letter will confirm that we have advised the Company with respect to certain United States federal income tax consequences of the Exchange Offer, which advice formed the basis for the discussion set forth under the caption "Certain U.S. Federal Income Tax Consequences" in the Prospectus included in the Registration Statement on Form S-4 (the "Registration Statement"), filed on this date with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). Unless otherwise defined, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.

     We have based our opinions set forth in this letter on the provisions of the Internal Revenue Code of 1986, as presently amended (the "Code"), existing Treasury regulations thereunder (the "Regulations"), published rulings and practices of the Internal Revenue Service (the "Service") and court decisions. It should be noted that the federal income tax consequences discussed in this letter might be modified by legislative, judicial or administrative action at any time, and such action might be applied retroactively or otherwise in a manner that might alter such tax consequences.

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Interface, Inc.
December 20, 1995
Page 2

     Based on the assumptions and subject to the qualifications and limitations set forth therein, the discussion set forth under the caption "Certain U.S. Federal Income Tax Consequences" in the Registration Statement, (i) in our opinion accurately describes the material United States federal income tax consequences of the acquistion, ownership and disposition of the Notes, and
(ii) constitutes our opinion to the extent the discussion relates to statements of law. Such discussion does not purport to discuss all possible federal income tax consequences of the acquistion, ownership and disposition of the Notes.

     Except as stated above, we express no opinion with respect to any other matter. We are furnishing this opinion to you solely in connection with the Exchange Offer, and this opinion is not to be relied upon, circulated, quoted, or otherwise referred to for any other purpose.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the use of our name in the Registration Statement and to the reference to us and this opinion letter in the Registration Statement. By giving such consent, we do not thereby admit that we are "experts" with respect to this letter, as that term is used in the Act, or the rules and regulations of the SEC thereunder.


                                            KILPATRICK & CODY
                                            By: /s/ Lynn E. Fowler
                                                ------------------------------
                                                Lynn E. Fowler, A Partner